Exhibit 21

                              LIST OF SUBSIDIARIES

The following is a listing of subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

    Name                                                             State

    Marion Foods, Inc.                                              New York
    Seneca Foods International, Ltd.                                New York